EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of October 10, 2022 (the “Effective Date”), and is made by and between United-Guardian, Inc. (together with its parents, affiliates, subsidiaries, successors and assigns, “United-Guardian” or the “Company”), and Beatriz Blanco (the “Executive”).

WHEREAS, the Company desires to employ Executive as Chief Executive Officer (“CEO”) and President of the Company and Executive desires to serve in that capacity;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive (each, a “Party” and collectively, the “Parties”) agree as follows:

1.    Term. The Company shall employ the Executive starting on November 1, 2022 until employment ceases as provided in Section 5 of this Agreement (the “Employment Period”).

2.    Position and Duties

(a)    During the Employment Period, the Executive shall be employed as the CEO and President, and shall report to the Board of Directors of the Company (the “Board”). The Executive shall also serve as a member of the Board. The Executive shall perform such duties as are customarily exercised by a CEO and President, as well as such additional duties and responsibilities as the Board may assign from time to time.

(b)    The Executive shall devote her full business time and attention to the business and affairs of the Company and the Executive shall use her best efforts to faithfully and efficiently carry out all duties and responsibilities assigned to her.

3.    Compensation

(a)    Base Salary. During the Employment Period, the Executive shall receive an annualized base salary of $280,000.00 (“Base Salary”), payable in accordance with the regular payroll practices of the Company.

(b)    Bonus/Profit Sharing Plan. In addition to Base Salary, the Executive will be eligible to participate in the Company’s Discretionary Bonus/Profit Sharing Plan. This Plan is based on the annual performance of the Company and the Executive, provided the Executive is employed on the date such bonus is paid. The amount of such bonus, if any, shall be determined by the Compensation Committee of the Board in the first half of the following fiscal year.

4.    Other Benefits

(a)    During the Employment Period: (i) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company to other executive employees; (ii) the Executive shall be entitled to participate in the Company’s 401k Plan; and (iii) the Executive shall be entitled to, and the Company shall provide the Executive with, thirty (30) Personal Time Off (“PTO”) days during each calendar year in accordance with the Company’s policy.

(b)         The Executive shall be eligible for coverage under any applicable Directors’ and Officers’ (“D&O”) insurance policies of the Company and its affiliates to the same extent and in the same manner to which other senior management employees of the Company are entitled to coverage under such D&O insurance policies, subject to the terms and conditions of any such D&O insurance policies.

(c)          Reimbursement of Other Expenses. The Company shall reimburse the Executive for the reasonable and necessary out-of-pocket business expenses incurred by the Executive for or on behalf of the Company in furtherance of the performance of the Executive’s duties hereunder in accordance with the Company’s policies as approved by the Board from time to time, subject in all cases to the Company’s requirements with respect to reporting and documentation of such expenses. Executive will also be reimbursed for any payments she makes pursuant to COBRA to maintain her current medical insurance, until such time as she is added to the Company’s medical plan.

5.    Termination of Employment

(a)    By the Company. The Company may terminate the Executive’s employment under this Agreement during the Employment Period without Cause upon thirty (30) days’ written notice or for Cause. For purposes of this Agreement, “Cause” means the Executive’s (i) conviction of (or plea of guilty or nolo contendere to) a crime that constitutes a felony (or state law equivalent), or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty, theft, fraud, or any other crime which materially affects the Company’s business interests; (ii) gross negligence, willful misconduct, or habitual neglect in the performance of her duties and responsibilities hereunder (other than any such failure resulting from a Disability) which the Executive has failed to cure (if curable) within thirty (30) days following her receipt of written notice of same from the Company; (iii) willful failure to comply with any ethical or legal directive of the Company; (iv) embezzlement, misappropriation or fraud against the Company; or (v) a material breach of this Agreement or a Company policy, if the Executive has failed to cure (if curable) within thirty (30) days following her receipt of written notice of same from the Board.

(b)    By the Executive. The Executive may terminate employment under this Agreement without Good Reason upon ninety (90) days’ written notice or for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive’s prior written consent: (i) any reduction in Base Salary; (ii) a material diminution in the Executive’s title, authority, duties or responsibilities; or (iii) any material breach by the Company or any of its affiliates of this Agreement, so long as (x) the Executive has provided written notice to the Board setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason within thirty (30) days of the date the Executive first becomes aware of its existence, (y) the Company has failed to cure such conduct within thirty (30) days following the date of receipt of such notice, and (z) the Executive has terminated her employment within thirty (30) days following such failure to cure. Notwithstanding the foregoing, "Good Reason" for purposes of Section 5(b)(i) shall not include a reduction in Base Salary if such reduction is coincident with a reduction applicable to all executives of the Company.

(c)    Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” means a physical or mental disability that prevents the Executive from performing her essential job functions, with or without reasonable accommodation, lasting for a period of eighteen (18) consecutive weeks or for a period of twenty-four (24) weeks in any twelve-month period.

6.    Payments Upon Termination

(a)    Accrued Obligations. If the Executive’s employment hereunder is terminated for any reason, then the Executive (or her estate, as applicable) shall be entitled to receive her Base Salary through the date of termination and the per diem value of all accrued but unused PTO days.

(b)    By the Company Without Cause or By the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then, in addition to the Accrued Obligations:

i.    the Executive shall be entitled to severance in an amount equal to three (3) months’ Base Salary (“Severance Pay”), paid in accordance with the Company’s regular payroll practices; provided, however, that (x) the Executive completed at least one year of employment with the Company, (y) the Executive’s right to receive Severance Pay is expressly conditioned upon receipt by the Company of a written general release executed by the Executive within twenty-one (21) days after the termination date, in a form satisfactory to the Company, which release shall become irrevocable seven (7) days following the execution and delivery thereof (and no Severance Pay shall be required to be paid until the date upon which such release has been delivered and becomes irrevocable), and (z) the Executive continues to comply with the terms of Section 7 of this Agreement.

(c)    Termination for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, then the Executive shall be entitled to receive the Accrued Obligations.

7.    Restrictive Covenants

(a)    Unauthorized Disclosure. The Executive acknowledges that by reason of the Executive’s employment with the Company, the Executive has and will continue to have access to Confidential Information and trade secrets of the Company and its Affiliates. The Executive agrees that both during and after her employment with the Company, she will not disclose to any individual or other entity, except in the proper course of her employment with the Company, or use for the Executive’s own purposes or for purposes other than those of the Company or its Affiliates, any Confidential Information or trade secrets of the Company or its Affiliates acquired by the Executive. “Confidential Information” means information concerning the Company and its business that is not generally known outside of the Company, and includes trade secrets; intellectual property; the Company’s methods of operation and processes; information regarding the Company’s present and/or future products, developments, systems, including patents, trademarks and copyrights; information on customers or potential customers, clients, etc.; personnel data; the Company’s business plans, marketing plans, financial data and projections; and information received in confidence by the Company from third parties. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (in which event Executive will give the Company prompt notice of such legal process in order to permit the Company to seek appropriate protective orders). The Executive shall sign the Company’s Confidential Information and Inventions Assignment Agreement.

(b)    Return of Company Property. Upon termination of the Executive’s employment hereunder (or at any other time upon the Company’s request), the Executive shall promptly supply to the Company (or destroy, at the Company’s option) all Company property, including and not limited to all data, documents, records, communications, drawings, models, prototypes or similar visual or conceptual presentations of any type, and all duplicates and copies thereof, that contain any confidential and/or proprietary information, charge cards, customer lists, passes, identification material, automobiles, keys or access devices, cell phones or communications devices, computers or devices, tools and any other equipment or other property.

(c)    Non-Competition. In the event Executive’s employment with the Company is terminated by the Company for Cause, or by the Executive without Good Reason, then during the two (2) year period following the date of termination (the “Restricted Period”), the Executive agrees that she shall not own an interest in, manage, operate, join, control, participate in or be connected with, as an officer, member, manager, director, employee, independent contractor, consultant or otherwise, any individual, partnership, firm, corporation, company, or other organization or entity which is in competition with the Company within the geographic area in which the Company renders its enterprises (a “Competitive Enterprise”); provided that the Executive may invest in a Competitive Enterprise if (i) its shares are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act and (ii) the Executive’s investment does not constitute more than five percent (5%) of the issued and outstanding shares of the Competitive Enterprise.

(d)    Non-Solicitation. During the Restricted Period, the Executive shall not (i) personally solicit any business from any customers with which the Company has a business relationship as of the Date of Termination, (ii) personally solicit, aid in the solicitation of, induce or otherwise encourage (whether directly or indirectly) any employee of the Company to cease such employment, or (iii) directly or indirectly interfere with or assist or otherwise partake in any third party attempt to interfere with the Company’s business operations.

(e)    Non-Disparagement. During and after the Employment Period and without any limitation as to time, the Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company or any of its Affiliates, or any of their current or former directors and officers, or otherwise publish (whether in writing or orally) statements that portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair the Executive from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested or from otherwise complying with legal requirements.

(f)    Injunctive Relief. The Executive acknowledges and agrees that the business of the Company and the services it provides are highly competitive, and that the restrictions contained in this Section 7 are reasonable and necessary to protect the Company’s legitimate business interests. The Executive further acknowledges that any breach may irreparably cause damage to the Company for which money damages may not be adequate. Therefore, in the event of any actual or threatened breach by the Executive of any of the provisions of this Section 7, the Company shall be entitled to seek from any court with jurisdiction over the matter and the Executive, temporary, preliminary and permanent equitable/injunctive relief restraining the Executive from violating such provision and to seek any and all other remedies available under applicable law, including but not limited to attorneys’ fees and costs.

(g)    Confidentiality of Agreement. The Executive agrees not to disclose the terms of this Agreement to any Person (other than in connection with carrying out responsibilities for the Company); provided that (i) the Executive may disclose the terms of this Agreement in confidence to her immediate family, financial and other professional advisors, and attorneys, so long as any such person to whom the Executive makes such disclosure agrees not to disclose the terms of this Agreement further, and (ii) the Executive may disclose this Agreement and its terms when required by law, subpoena, court order or the like.

(h)    Survivorship. Except as otherwise set forth in this Section 7, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment.

8.    Assignability; Binding Nature. This Agreement shall inure to the benefit of, and be binding on, the Parties and each of their respective successors, heirs (in the Executive’s case) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee contractually assumes the liabilities, obligations and duties of the Company, as contained in this Agreement.

9.    Representations. Each Party represents and warrants (a) that such Party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such Party’s ability to enter into and fully perform such Party’s obligations under this Agreement, (b) that such Party is not otherwise unable to enter into and fully perform such Party’s obligations under this Agreement, and (c) that, upon the execution and delivery of this Agreement by both Parties, this Agreement shall be such Party’s valid and binding obligation, enforceable against such Party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company represents and warrants that it is fully authorized to enter into this Agreement and to perform its obligations under it.

10.    Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing, (b) delivered personally, by facsimile, by electronic mail, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested, (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (d) addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:         United-Guardian, Inc.

230 Marcus Blvd.

P.O. Box 18050

Hauppauge, New York 11788

Email: ayoung@u-g.com

If to the Executive:         Beatriz Blanco

473 Church Hill Rd.

Fairfield, CT 06825

Email: beatrizblanco473@gmail.com

11.    Tax Withholding. The Company shall be entitled to withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to the Executive pursuant to this Agreement.

12.    Miscellaneous.

(a)    Entire Agreement. As of the Effective Date, this Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and such agreement shall supersede all prior representations, agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)    Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Executive and by the Board. No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(c)    Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d)    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 7 hereof, is not reasonable or valid, either in period of time, Designated Territory, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

(e)    Construction. The Parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated Parties. Each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting Party shall not be applicable to this Agreement.

(f)    Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms and otherwise in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(g)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or other electronic transmission shall be effective for all purposes.

(h)    Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, together with the Treasury Regulations promulgated thereunder (hereinafter “the Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

THE COMPANY

United-Guardian, Inc.

By: /S/ Ken Globus
(Signature)
Name: Ken Globus
Title: President

EXECUTIVE:
/S/ Beatriz Blanco
Beatriz Blanco

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